POWER OF ATTORNEY

AUTHORIZATION

 I hereby authorize Rajesh C. Shrotriya, Brett L. Scott or Shyam Kumaria, acting singly,
to sign and file on my behalf any and all forms required by the Securities and
Exchange
Commission pursuant to Section 16 of the Securities Exchange Act of 1934 (the
"Exchange
Act") relating to the reporting of beneficial ownership of equity securities of
Spectrum
Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and of changes in such
beneficial ownership, together with any and all amendments thereto.  This authorization shall
be effective on and after the date set forth below and shall continue in effect until I am no
longer required to file such forms, unless earlier revoked by me in writing.

 I acknowledge that the persons authorized hereunder are not assuming, nor is the
Company assuming, any of my responsibilities to comply with Section 16 of the
Exchange Act.

 Dated as of this 28th day of March, 2012.

      /s/ Gilles Gagnon
      Gilles Gagnon